
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000832091
<NAME> KRUPP INSURED PLUS III LIMITED PARTNERSHIP

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               MAR-31-1997
<CASH>                                       5,581,840
<SECURITIES>                               171,222,569<F1>
<RECEIVABLES>                                1,167,541
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             5,929,224<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             183,901,174
<CURRENT-LIABILITIES>                            3,493
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   184,036,309<F3>
<OTHER-SE>                                   (138,628)<F4>
<TOTAL-LIABILITY-AND-EQUITY>               183,901,174
<SALES>                                              0
<TOTAL-REVENUES>                             4,359,953<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               770,591<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              3,589,362
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          3,589,362
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 3,589,362
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMS") of $138,995,348 and
Mortgage-Backed Securities ("MBS") of $32,227,221.
<F2>Includes prepaid acquisition fees and expenses of $11,476,258 net of accumulated amortization of $6,991,247 and prepaid participation servicing fees of
$3,803,248 net of accumulated amortization of $2,359,035.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($138,936) and Limited Partners equity of $184,175,245.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $359,861 of amortization of prepaid fees and expenses.
<F7>Net income allocated $107,681 to the General Partners and $3,481,681 to the
Limited Partners.  Average net income per Limited Partner interest is $.27 on
12,770,261 Limited Partner interests outstanding.

